Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 11, 2021, is made by and among ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ACTC”), and Proterra Inc, a Delaware corporation (the “Company”), ArcLight CTC Holdings, L.P., a Delaware limited partnership (the “Sponsor”), and the undersigned holders of Class B ordinary shares of ACTC (such shares, “ACTC Class B Shares” and the holders thereof, including the Sponsor, collectively, the “Class B Holders”). ACTC, the Company and the Class B Holders shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, ACTC, the Company and Phoenix Merger Sub, Inc., a Delaware corporation entered into that certain Merger Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, the Class B Holders are the record and beneficial owners of all of the issued and outstanding ACTC Class B Shares; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently with the execution and delivery of the Merger Agreement by the parties thereto, pursuant to which, among other things, (a) each Class B Holder will vote in favor of approval of the Proposals and (b) each Class B Holder will agree to waive any adjustment to the conversion ratio set forth in the organizational documents of ACTC or any other anti-dilution or similar protection with respect to all of the ACTC Class B Shares related to the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote. Each Class B Holder hereby irrevocably and unconditionally agrees (a) to vote at any meeting of the shareholders of ACTC, and in any action by written resolution of the shareholders of ACTC, all of such Class B Holder’s ACTC Class B Shares (together with any other equity securities of ACTC that such Class B Holder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership after the date hereof, collectively, the “Subject ACTC Equity Securities”) (i) in favor of the Proposals and (ii) against, and withhold consent with respect to, any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Acquiror’s or Merger Sub’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 9.01 or 9.03 of the Merger Agreement not being satisfied, (b) if a meeting is held in respect of the matters set forth in clause (a), to appear at the meeting, in person or by proxy, or otherwise cause all of such Class B Holder’s Subject ACTC Equity Securities to be counted as present thereat for purposes of establishing a quorum and (c) not to redeem, elect to redeem or tender or submit any of its Subject ACTC Equity Securities for redemption in connection with such stockholder approval, the Merger or any other transactions contemplated by the Merger Agreement. Prior to any valid termination of the Merger Agreement, each Class B Holder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein. The obligations of each Class B Holder specified in this Section 1 shall apply whether or not the Merger, any of the transactions contemplated by the Merger Agreement or any action described above is recommend by Acquiror’s board of directors.

2. Waiver of Anti-dilution Protection. Each Class B Holder hereby irrevocably (a) waives, subject to, and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of ACTC, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the ACTC Class B Shares convert into ACTC Class A Shares in connection with the transactions contemplated by the Merger Agreement.

3. Transfer of Shares.

a. Each Class B Holder hereby agrees that it shall not (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of its Subject ACTC Equity Securities or otherwise enter into any contract, option or other arrangement or undertaking to do any of the foregoing (each, a “Transfer”), (ii) deposit any of its Subject ACTC Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of its Subject ACTC Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement or (iii) (iv) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that the foregoing shall not apply to any Transfer (A) to ACTC’s officers or directors or affiliates; (B) by private sales or transfers made in connection with the transactions contemplated by the Merger Agreement; and (C) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided, that any transferee of any Transfer of the types set forth in clauses (A) through (C) must enter into a written agreement agreeing to be bound by this Agreement.

b. In furtherance of the foregoing, ACTC hereby agrees to (i) place a revocable stop order on all Subject ACTC Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify ACTC’s transfer agent in writing of such stop order and the restrictions on such Subject ACTC Equity Securities under Section 3(a) and direct ACTC’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject ACTC Equity Securities except in compliance with Section 3(a); for the avoidance of doubt, the obligations of ACTC under this Section 3(b) shall be deemed to be satisfied by the existence of any similar stop order and restrictions currently existing on the Subject ACTC Equity Securities.

4. Other Covenants.

a. Each Class B Holder hereby agrees to be bound by and subject to (i) Section 8.04 (Confidentiality; Publicity) of the Merger Agreement to the same extent as such provisions apply to the parties to the Merger Agreement, as if such Class B Holder is directly a party thereto, and (ii) Section 7.12 (Exclusivity) and Section 8.01(c) (Support of Transaction) of the Merger Agreement to the same extent as such provisions apply to ACTC, as if such Class B Holder is directly party thereto.

b. To the fullest extent permitted by applicable law, ACTC, which will file a name change and appoint directors pursuant to the Merger Agreement in connection with the Closing (as of the Closing, the “Corporation”), on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are from time to time presented to ArcLight Capital Partners (“ArcLight”) or any of its affiliates or any of its or their agents, shareholders, members, partners, directors, officers, employees, affiliates or subsidiaries (other than the Corporation and its subsidiaries), including any director or officer of the Corporation who is also an agent, shareholder, member, partner, director, officer, employee, affiliate or subsidiary of ArcLight (each, a “Business Opportunities Exempt Party”), even if the business opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Business Opportunities Exempt Party shall have any duty to communicate or offer any such business opportunity to the Corporation or be liable to the Corporation or any of its subsidiaries or any stockholder, including for breach of any fiduciary or other duty, as a director or officer or controlling stockholder or otherwise, and the Corporation shall indemnify each Business Opportunities Exempt Party against any claim that such person is liable to the Corporation or its stockholders for breach of any fiduciary duty, by reason of the fact that such person (i) participates in, pursues or acquires any such business opportunity, (ii) directs any such business opportunity to another person or (iii) fails to present any such business opportunity, or information regarding any such business opportunity, to the Corporation or its subsidiaries, unless, in the case of a person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his capacity as a director or officer of the Corporation.

c. Each Class B Holder acknowledges and agrees that the Company is entering into the Merger Agreement in reliance upon such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for such Class B Holder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Company would not have entered into, or agreed to consummate the transactions contemplated by, the Merger Agreement.

5. Termination of ACTC Class B Shares Lock-up Period. Each Class B Holder and ACTC hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated September 25, 2020, by and among ACTC, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5. Reserved.”

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Merger Agreement shall be terminated for any reason in accordance with its terms.

6. Representations and Warranties.

a. Sponsor represents and warrants to the Company as follows: (i) it is duly organized, validly existing and in good standing under the laws of Delaware, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s, corporate, limited liability company or organizational powers and have been duly authorized by all necessary actions on the part of Sponsor; (ii) the execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (A) conflict with or result in a violation of the organizational documents of Sponsor, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject ACTC Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement; (iii) there are no Actions pending against Sponsor or, to the knowledge of Sponsor, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

b. Each Class B Holder represents and warrants to the Company as follows: (i) this Agreement has been duly executed and delivered by such Class B Holder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Class B Holder, enforceable against such Class B Holder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (ii) such Class B Holder has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Class B Holder’s obligations hereunder and (iii) such Class B Holder is the record and beneficial owner of all of its Subject ACTC Equity Securities, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities), other than pursuant to (A) this Agreement, (B) the Acquiror Organizational Documents, (C) the Merger Agreement, (D) the Class B Holder Agreement or (E) any applicable securities Laws.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 11 (solely to the extent related to the foregoing Sections 2 or 5) shall each survive the termination of this Agreement pursuant to Section 7(a), (iii) Sections 4(b) and 11 (solely to the extent related to the foregoing Section 4(b)) shall each survive the termination of this Agreement pursuant to Section 7(a) and (iv) Sections 8, 9, 10 and 11 (solely to the extent related to the following Sections 8 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly set forth in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (v) causing such Party to suffer damage by reason of such reliance.

8. No Recourse. Except for claims pursuant to the Merger Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or any Affiliate of ACTC (other than the Class B Holders, on the terms and subject to the conditions set forth herein), and (b) none of the Affiliates of the Company or the Affiliates of ACTC (other than the Class B Holders, on the terms and subject to the conditions set forth herein) shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in its capacity as a record holder and beneficial owner of the Subject ACTC Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction by any representative of the Sponsor in its capacity as a member of the board of directors (or other similar governing body) of ACTC or any of its Affiliates or as an officer, employee or fiduciary of ACTC or any of its Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of ACTC or such Affiliate.

10. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11. Incorporation by Reference. Sections 1.02 (Construction) 11.03 (Assignment), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Jury Trial), 11.13 (Enforcement) and 11.15 (Non-Survival of Representations, Warranties and Covenants) of the Merger Agreement are incorporated herein by reference and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ArcLight CTC Holdings, L.P.

By:	/s/ Daniel R. Revers
Name: Daniel R. Revers
Title: President

ARCLIGHT CLEAN TRANSITION CORP.

By:	/s/ John F. Erhard
Name: John F. Erhard
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

PROTERRA INC

By:	/s/ Jack Allen
Name: Jack Allen
Title: Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

OTHER CLASS B HOLDERS:

Daniel R. Revers

Arno Harris

Audrey Lee

Brian Goncher

Steven Berkenfeld

[Signature Page to Sponsor Support Agreement]